Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 17, 2024, with respect to the financial statements of Srivaru Holding Limited included in the Annual Report (Form 20-F) for the year ended March 31, 2024, in the Registration Statement on Form F-1 of Srivaru Holding Limited for the registration of Srivaru Holding Limited ordinary shares for resale by the Selling Securityholders named therein.

/s/ Manohar Chowdhry & Associates

Chennai, India

July 25, 2024